Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (333-286235 and 333-279318) of our report dated April 26, 2024, relating to the consolidated financial statements of AirNet Technology Inc. for the years ended December 31, 2023 and 2022, appearing in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ Audit Alliance LLP

Singapore

May 2, 2025